Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Anu Ahluwalia

(212) 299-2439

NYMEX AND GENERAL ATLANTIC OUTLINE BENEFITS OF

PROPOSED STRATEGIC INVESTMENT TO SHAREHOLDERS AND MEMBERS

NEW YORK, N.Y., September 29, 2005 — In a meeting today with members and shareholders of NYMEX Holdings, Inc., Mitchell Steinhause, chairman of NYMEX, and William Ford, president of General Atlantic LLC, presented General Atlantic’s proposed investment in NYMEX.

“The NYMEX Board of Directors has reviewed several strategic options since January and strongly believes that partnering with General Atlantic is the best choice we can make for the Exchange and our shareholders,” said Mr. Steinhause. “NYMEX has never been more successful, so we are looking for a partner that offers us the most attractive combination of near-term liquidity for shareholders, additional long-term value creation and the added perspective that comes from having served on the boards of many companies that have made the transition from private to public ownership.

“General Atlantic has the right combination of exchange sector experience, capital markets expertise and global business knowledge to help us to generate the highest possible value for NYMEX shareholders. Additionally, General Atlantic typically remains invested in companies for years after they go public, sharing the same continuing interests in ongoing value enhancement as all other shareholders”, continued Mr. Steinhause.

“NYMEX is the leading liquidity center for the global commodity energy futures marketplace,” said Mr. Ford. “Open outcry, supported by a sound technology capability, is fundamental to NYMEX’s leading competitive position. We look forward to partnering with Mitchell and his colleagues to build on the momentum they have generated in the business and to capitalize on the numerous growth opportunities before the Exchange.

“We and the Board agree on the distinct opportunities the Exchange has to enhance its value prior to and after a potential IPO, and we are prepared to commit our substantial professional resources to work with the Exchange to accelerate its growth. We are particularly interested in working with NYMEX to augment its open outcry trading model and to develop opportunities in market data, clearing and complementary electronic trading. Having helped more than 30 companies execute IPOs, we have the resources to assist NYMEX in preparing and executing a first-class IPO. And after an IPO, we expect to work closely with the NYMEX Board and management team to increase NYMEX’s value by evaluating and helping to execute strategic opportunities.”

As previously disclosed, under the terms of the proposed investment by General Atlantic in NYMEX:

•	General Atlantic will invest $135 million for a 10% equity position in NYMEX, valuing NYMEX at $1.35 billion post-investment.

•	NYMEX’s Board of Directors will be reduced from 25 to 15 members.

•	Mr. Ford will join the NYMEX Board of Directors, and René Kern, managing director at General Atlantic, will serve as a non-voting observer to the Board.

•	There will be provisions to support and protect open outcry trading that will be in the hands of NYMEX’s trading rights owners.

•	NYMEX common stock will be de-stapled from NYMEX trading rights at the conclusion of the transaction.

•	The proceeds from General Atlantic’s investment, net of transaction expenses, will be distributed to NYMEX shareholders in the form of an extraordinary cash distribution of approximately $160,000 per share. This distribution, in which General Atlantic will not participate, follows the special cash dividend of approximately $100,000 per share paid to NYMEX shareholders in August.

Mr. Steinhause and Mr. Ford also told shareholders and members:

•	There is no break-up fee associated with the transaction.

•	General Atlantic will hold minimal consent rights over certain matters and be subject to standstill provisions.

•	There are financial incentives for NYMEX and General Atlantic to work together toward completing an initial public offering of NYMEX stock in the future.

In addition to the information regarding the proposed investment by General Atlantic, NYMEX members and shareholders also received an update from James Newsome, president of NYMEX, on other major business initiatives, including its recently opened trading operation in London and its joint venture known as the Dubai Mercantile Exchange.

“Our international expansion initiatives are a key part of NYMEX’s growth strategy, and we are pleased with our progress in both London and Dubai,” said Mr. Newsome. “We are committed to building our London open outcry trading operation and to having a long-term presence in that market. After announcing our Dubai joint venture in June, we remain on track to begin trading there next year.”

Consummation of the transaction with General Atlantic will require successful negotiation and execution of definitive documentation as well as the approval of NYMEX shareholders and the Commodity Futures Trading Commission (CFTC). Therefore, there can be no assurance that the proposed investment by General Atlantic in NYMEX will be completed on the currently proposed terms or will ever be completed, or that the required corporate and CFTC approvals will be obtained. The definitive agreement between NYMEX and General Atlantic will be filed with the Securities and Exchange Commission and mailed, along with other proxy materials, to all NYMEX shareholders.

J.P. Morgan Securities Inc. serves as NYMEX’s chief financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP is providing legal counsel to NYMEX related to this transaction.

About The New York Mercantile Exchange

The New York Mercantile Exchange (NYMEX) is the largest physical commodity exchange in the world, offering futures and options trading in energy and metals contracts and clearing services for off-exchange energy transactions. Through a combination of open outcry floor trading and the NYMEX ACCESS® and NYMEX ClearPort® electronic trading platforms, a wide range of crude oil, petroleum product, natural gas, coal, electricity, gold, silver, copper, aluminum, and platinum group metals markets are available virtually 24 hours each day. More information about NYMEX is available on its Web site at www.nymex.com.

About General Atlantic LLC

General Atlantic LLC is a leading global private equity firm providing capital for innovative companies where information technology or intellectual property is a key driver of growth. The firm was founded in 1980 and has $10 billion in capital under management. General Atlantic has invested in about 150 companies, with current holdings in approximately 50 companies of which nearly one-half are based outside the United States. The firm is distinguished within the investment community by its global strategy and worldwide presence, its commitment to provide sustained value-added assistance for its portfolio companies and its long-term approach. General Atlantic has nearly 70 global investment professionals among its 145 employees worldwide with offices in Greenwich, New York, Palo Alto, Washington, D.C., London, Dusseldorf, Singapore, Tokyo, Mumbai, Hong Kong, and São Paulo. For further information and a listing of General Atlantic’s public and private portfolio companies see www.generalatlantic.com.

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Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential, and similar words and terms, in connection with any discussion of future results, including our plans to enter into definitive documents, to conduct the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection with the private placement, and our exploration of and ability to consummate, including as a result of market conditions, a potential initial public offering or other strategic alternative. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to reach definitive documents with respect to the proposed private placement or to consummate, in whole or in part, the proposed private placement and to use the proceeds therefrom to make the extraordinary cash distribution and/or to pay fees and expenses incurred in connection with the private placement, and our determination not, or difficulties, delays or unanticipated costs in our inability, including as a result of market conditions, to consummate a potential initial public offering or other strategic alternative; the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

Statement Regarding Information That May Become Available

Please note this is not intended to be a solicitation for proxy. If a transaction is to be proposed to NYMEX’s shareholders, NYMEX would file with the Securities and Exchange Commission and distribute to its shareholders a proxy statement in connection with any transaction that may result from the non-binding letter of intent. NYMEX’s shareholders would be urged to read the proxy statement in its entirety when it becomes available, and any other related documents NYMEX may issue, because they will contain important information about NYMEX, the transaction, the persons soliciting proxies in connection with the transaction and the interests of these persons in the transaction and related matters. If and when these documents are filed, they can be obtained for free at the SEC’s website (www.sec.gov). Additional information on how to obtain these documents from NYMEX would be made available to shareholders if and when a transaction is to occur.

NYMEX, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from NYMEX’s shareholders in connection with any transaction that might be proposed to such shareholders. Information about the directors and executive officers of NYMEX and their ownership of NYMEX stock is set forth in the proxy statement for NYMEX’s 2005 annual meeting. Information regarding the interests of NYMEX’s directors and executive officers in any transaction proposed to NYMEX’s shareholders will be included in the proxy statement if and when it becomes available.